Exhibit 99.1

SARATOGA RESOURCES, INC. ANNOUNCES PRICING OF $25.0 MILLION OF

12½% SENIOR SECURED NOTES

HOUSTON, TX, November 30, 2012 – Saratoga Resources, Inc. (NYSE MKT: SARA, “Saratoga” or the “Company”) announced today the pricing of a private placement of $25.0 million of 12½% Senior Secured Notes due 2016.  The offering was sold at 98.58% of par plus accrued interest from July 1, 2012.  The offering, which is subject to customary closing conditions, is expected to settle on December 4, 2012.  Net proceeds from the offering will be used for general corporate purposes, including working capital and capital expenditures.

The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.  The notes may be resold by the initial purchaser pursuant to Rule 144A and Regulation S under the Securities Act.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Thomas F. Cooke, Saratoga’s Chairman and Chief Executive Officer, said, “We are pleased at the prospect of adding liquidity and establishing a substantial cash reserve as we close out 2012 and enter 2013.  Following the deferral of upwards of $7+ million in revenues in the wake of Hurricane Isaac and the resulting deferral of multiple projects, as we are rebuilding our cash position, this added liquidity is expected to provide operating flexibility and the ability to move up the time frame of several projects originally targeted for completion before year-end 2012, including our planned QQ-209 development well and two major rig recompletions in Grand Bay field. These projects, based on our internal estimates, are expected to add 500 or more barrels of net production per day with over 80% of this projected production increase expected to be oil.  We are presently engaged in efforts to secure rigs to begin work on those projects as soon as possible. With our production and cash flow returning to normal levels post-Hurricane Isaac and the prospect of adding production from bringing our development plan back on schedule, and in order to lock-in the favorable oil pricing we continue to enjoy, we recently added new hedges covering 1,000 barrels of oil per day for the first quarter of 2013 at an average price of $107.50 per barrel for our Light Louisiana Sweet crude production.”

About Saratoga Resources

Saratoga Resources is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana. Principal holdings cover 32,119 gross/net acres, mostly held-by-production (all depths), currently located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana. Most of the company's large drilling inventory has multiple pay objectives that range from as shallow as 1,000 feet to the ultra-deep prospects below 20,000 feet in water depths of less than 10 feet. For more information, go to Saratoga's website at www.saratogaresources.com and sign up for regular updates by clicking on the Updates button.

Forward-looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This news release contains information regarding Saratoga’s offering of notes, the use of proceeds therefrom, the timing of commencement and completion of projects, production levels from new projects and production and cash levels going forward that may be deemed forward-looking and that is based largely on the Company’s current expectations, and is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Any statements that are not statements of historical fact (including statements containing the words “may,” “will,” “would,” “could,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “projects,” “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements.

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